As filed with the U.S. Securities and Exchange Commission on July 1, 2025

Registration No. 333-25357

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-25357

UNDER THE SECURITIES ACT OF 1933

The Shyft Group, Inc.
(Exact name of registrant as specified in its charter)

Michigan	38-2078923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

41280 Bridge Street
Novi, Michigan 48375
(Address, including zip code, of registrant’s principal executive offices)

Jay Goldbaum
Deputy General Counsel
Novi, MI 48375
Telephone: (517) 543-6400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (the “Registration Statement”) filed by The Shyft Group, Inc., a Michigan corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-3 (No. 333-25357), which was filed on April 17, 1997, in relation to the registration of up to $1,350,000 in aggregate principal amount of the Company’s common stock, par value $0.01 per share (“Common Stock”).

On July 1, 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2024, by and among the Company, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and direct, wholly owned subsidiary of Holdco (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Holdco and as an indirect, wholly-owned subsidiary of Aebi Schmidt.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1 to the Registration Statement, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on December 20, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

THE SHYFT GROUP, INC.

By:	/s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Deputy General Counsel